UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 20, 2016
(Date of Earliest Event Reported): December 15, 2016

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2200 West Don Tyson Parkway, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On December 15, 2016, we were notified of a ruling by an agency of the Republic of the Philippines in litigation we have previously disclosed in our quarterly and annual filings under the Securities Exchange Act of 1934. For further description regarding this matter, refer to Part II, Item 8, Notes to Consolidated Financial Statements, Note 19, Commitments and contingencies, of Tyson Foods, Inc. Annual Report on Form 10-K for the fiscal year ended October 1, 2016. This ruling, which is the latest development in an appeal involving litigation that has been ongoing for 20 years, will be challenged in further proceedings before the agency that issued it and through additional judicial proceedings should the agency not reverse what we believe to be clear errors of law and procedural defects in its ruling.

The ruling at issue was made by the National Labor Relations Council (the “NLRC”), an agency of the Department of Labor and Employment in the Republic of the Philippines. In its ruling, the NLRC affirmed and expanded a labor arbiter’s 2004 finding that our subsidiary, The Hillshire Brands Company (which was acquired by us in 2014 and was formerly known as the Sara Lee Corporation), Aris Philippines, Inc. (a dissolved former subsidiary of Sara Lee Corporation), Sara Lee Philippines, Inc. (a former subsidiary of Sara Lee Corporation sold in 2010) and Fashion Accessories Philippines, Inc. (an unaffiliated entity) are jointly and severally liable for approximately $70 million in damages, based upon today’s exchange rate, to approximately 6,000 former employees of Aris Philippines in connection with a 1995 plant closure of a former apparel operation of Sara Lee Corporation. The NLRC approved a settlement agreement previously reached with 1,081 former employees for approximately $1.5 million but significantly increased the total damages awarded by the labor arbiter in 2004 to former employees who had not settled. With respect to the remaining 4,922 former employees the NLRC awarded approximately $300 million, based upon today’s exchange rate, for (i) back pay from 1995 when the plant was closed until the present; (ii) severance benefits based on a years of service calculation for each employee that included the years the since the plant was closed in 1995; (iii) moral damages; (iv) punitive damages; and (v) attorney’s fees.

We intend to file a motion for reconsideration with the NLRC. If that motion is denied, the Company will seek a stay of the damages award pending completion of an appeal to the Philippine courts. The Company’s financial statements since the acquisition of The Hillshire Brands Company have included an accrual for this matter at an amount substantially below the labor arbiter’s 2004 finding. As part of our normal quarterly financial reporting process, we will evaluate that accrual in consultation with our legal advisors and accountants based on the facts and circumstances as they exist at the time of our next quarterly report filed on Form 10-Q. The need for, or potential amount of, any such adjustment has not yet been determined, but we do not presently expect to accrue the full amount of the award made by the NLRC in this latest ruling.

We believe we have substantial defenses to the claims made and intend to vigorously defend this matter. Neither The Hillshire Brands Company nor any of its subsidiaries has any operations in the Republic of the Philippines.

A copy of the Company’s press release regarding this matter is attached to this Form 8-K as Exhibit 99.1 and it is incorporated by reference in its entirety into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number     Description

99.1	Press release, dated December 20, 2016, stating the response of Tyson Foods, Inc. to a Republic of the Philippines National Labor Relations Council ruling

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: December 20, 2016	By:	/s/ R. Read Hudson

	Name:	R. Read Hudson
	Title:	Vice President, Associate General
Counsel and Secretary